HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
                For the Nine Months Ended June 30, 1999 and 1998
                Increase (Decrease) in Cash and Cash Equivalents
                                  (Unaudited)

                                                    Nine Months Ended
                                                         June 30,
                                                 1999              1998
Cash Flows from Operating Activities:
  Interest Received                         $  53,593         $  60,685
  Other Income Received                         2,513               941
  Legal, Audit and Management Fees Paid       (32,232)          (31,347)
  Cash Paid to Suppliers for
    Operating Expenses                        (24,729)          (18,639)

  Net Cash Provided (Used)
    by Operating Activities                 $    (855)        $  11,640

Cash Flow from Investing Activities:
  Principal Collected on Real Estate
    Contracts                                 117,244            23,304
  Purchase and Sale of Real Estate (net)     (102,882)           (1,880)
  Buyers Escrow Received (Paid)                   (24)            2,354
  Tax Certificates Collected (Purchased)       (2,061)            1,365
  Other Liabilities Paid                            0              (500)

    Net Cash Provided (Used)
      by Investing Activities               $  12,277         $  24,643

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $  11,422         $  36,283
Cash & Cash Equivalents at
  Beginning of Period                       $  34,183         $  10,675

Cash and Cash Equivalents at End of Period  $  45,605         $  46,958